Exhibit 99.1

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS ISSUES STATEMENT ON COURT RULING IN
LITIGATION AGAINST YEDA

New York, NY — September 18, 2006 - ImClone Systems Incorporated (NASDAQ: IMCL) today announced that the U.S. District Court in Manhattan has issued a decision in favor of Yeda Research and Development Company in a case involving the inventorship of a patent that ImClone Systems licenses from sanofi-aventis.  The Court ruled that three scientists associated with Yeda are sole inventors of the patent, which covers the use of certain monoclonal antibodies in combination with anti-neoplastic agents for the treatment of cancer.

The Company disagrees with the Court’s decision, believes that the former Aventis scientists originally named as inventors are the correct inventors of the patent and intends to file an appeal.  In the short-term, ImClone Systems does not believe that the decision will materially adversely impact its operations, including the sale of ERBITUX® in combination with chemotherapy.  The Company will consider its marketing and intellectual property position in conjunction with the appeals process to determine the long-term impact, if any, on the Company’s operations.

ImClone Systems also believes that the consequence of the decision transferring inventorship to Yeda invalidates any claims in the patent under current patent law because, among other arguments, the Yeda scientists long ago abandoned any rights they may have had in the invention by failing to file their own patent application.  Accordingly, the Company plans to file a declaratory judgment action against Yeda seeking a declaration of patent invalidity and non-infringement in the instance where Yeda maintains sole inventorship following appeal.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New

York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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